Form 8-A

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C., 20549

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                        Adolph Coors Company
     (Exact name of registrant as specified in its charter)


          Colorado                                  84-0178360
(State of incorporation or organization)      (I.R.S. Employer
                                               Identification No.)


     Golden, Colorado                                    80401
(Address of principal executive Offices)              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class     Name of each exchange on which
        to be so registered     each class is to be registered

       Class B Common Stock
       (non-voting), no par     New York Stock Exchange
       value

Securities to be registered pursuant to Section 12(g) of the Act:


                               NONE
                        (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered

          Class B Common Stock (non-voting), no par value

          The capital stock of Adolph Coors Company (the "Company" of "Registrant") to be registered on the New York Stock Exchange, Inc.
(the "Exchange"), is the Registrant's Class B Common Stock with no par value. Holders of Class B Common Stock have no voting rights except as required by the Colorado Business Corporation Act and by the Company's Articles of Incorporation. Dividends that may be declared on the Class B Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock, and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions, and there is no liability to further calls or to assessments by the Registrant.

          The nature of the Company's capital stock protects the Company from an unwanted takeover. Only the Class A shares may vote on most matters, including the election and removal of directors. On such matters, the Class A and Class B shares vote as separate classes. All 1,260,000 shares of the authorized Class A shares are held by a single long-term trust.

          Special meetings may be called only by the Chairman, the President (if a Board member) or the Board. A holder of 20% of all shares entitled to vote on any issue may demand that the President or Secretary call a special meeting.

          Bylaws may be amended by 2/3 of the Board or by the holder of the Class A Stock. The Board is not divided into classes.

Item 2.        Exhibits

          1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.
          2.   By Laws for Adolph Coors Company (Incorporated by reference to
               Exhibit 3.2 to Form 10-K for fiscal year ended December 28,
               1997)
          3.   Articles of Incorporation for Adolph Coors Company
              (Incorporated by reference to Exhibit 3.1 to Form 10-K for fiscal year ended December 30, 1990)


                           SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                         Adolph Coors Company



                         By: ________________________________
                                   Timothy V. Wolf


                         Title:  Vice President
                                 and Chief Financial Officer


Dated: 5 February 1999